Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	February 16, 2007
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES 36% GROWTH IN ASSETS
AND 36% GROWTH IN NET INTEREST INCOME IN 2006
Highlights
•	Total assets increased 36% or $63.0 million during 2006 to $236.0 million at December 31, 2006.

•	Commercial, commercial real estate and multi-family loans grew 75% or $54.0 million during 2006 to $126.4 million at December 31, 2006.

•	Net interest income increased 32% during the 4th quarter and 36% for the year ended December 2006 compared to the prior year periods.

•	2006 core performance improved $1,360,000.

•	2006 improvement in core performance was achieved with no increase in normal, recurring operating expenses.

•	Net income for the 4th quarter of 2006 totaled $87,000, or $.02 per diluted share, up $750,000 from the prior year quarter’s net loss of ($663,000), or ($.30) per diluted share.
Fairlawn, Ohio — February 16, 2007 — Central Federal Corporation (Nasdaq: CFBK) announced profitable operations for the 4th quarter of 2006; the third consecutive profitable quarter as the Company continued to implement its strategic commercial banking plan focused on business and consumer clients. The Company has transitioned from a retail savings and loan association to a growth-oriented community bank. We are a diversified provider of financial products focused on businesses and individuals who demand great service and access to decision-makers who provide business solutions that create value for our clients.
The Company’s performance in the 4th quarter and year ended December 31, 2006 improved dramatically from the prior year periods. Net income for the 4th quarter of 2006 increased $750,000 and totaled $87,000 or $.02 per diluted share compared to a net loss of ($663,000) or ($.30) per diluted share in the 4th quarter of 2005.
Core performance improved $1,360,000 to a loss of ($37,000) or ($.01) per diluted share in 2006 compared to a loss of ($1,397,000) or ($.63) per diluted share in 2005. Core performance in 2005 is exclusive of a $1.9 million or $.86 per diluted share impairment loss on goodwill and intangibles related to the acquisition of Reserve Mortgage Services, Inc.
As a result of growth in assets, particularly commercial, commercial real estate and multi-family loans, gross interest income increased 57% from $8.7 million in 2005 to $13.7 million in 2006. The flat and inverted yield curve has put negative pressure on funding costs, and interest expense increased 85% from $3.7 million in 2005 to $6.9 million in 2006. The result was a 36% increase in net interest income from $5.0 million in 2005 to $6.8 million in 2006.

Total assets increased $63.0 million or 36.4% compared to December 31, 2005, including $54.0 million or 74.7% growth in commercial, commercial real estate and multi-family loans, the focus of the Company’s growth plan. The Company was able to significantly increase assets and revenues without an increase in normal, recurring noninterest expense, which totaled $6,849,000 in 2006 and $6,861,000 in 2005.
The Company completed its issuance of 2.3 million shares of common stock in January 2006 and the $14.6 million in net proceeds provided additional capital to execute the growth component of the business plan.
In September 2006, we announced the future relocation of our Columbus regional office to Worthington. The new high traffic, high visibility location will provide us with access to a market which has approximately $1 billion in retail deposits and a larger group of commercial and retail customers. Relocation is expected to occur in the 2nd quarter of 2007.
Net interest income
Growth positively impacted net interest income, as mentioned above. Net interest margin increased to 3.39% during 2006 compared to 3.35% during 2005 largely due to employment of the additional capital raised in our public offering and increasing yields on adjustable rate assets tied to prime, primarily commercial loans and home equity lines of credit. Net interest margin declined from 3.56% the 1st quarter to 3.20% in the 4th quarter of 2006 as higher short-term market interest rates and a flat to inverted yield curve negatively impacted the cost of funding. Management of the net interest margin in the current interest rate environment will continue to be a challenge and continued downward pressure on margins is expected.
Noninterest income
Noninterest income totaled $823,000 in 2006 and was $43,000 or 5.0% lower than 2005 due to a decline in gains on loan sales in 2006 partially offset by additional service charges and other income. Net gain on sales of loans declined 30.5% and totaled $326,000 in 2006 as mortgage loan production was negatively impacted by changes in staffing and processes in the mortgage division. Mortgage loan originations and sales totaled $44.0 million in 2006 compared to $55.4 million in 2005.
Provision for loan losses
The Company continued to provide appropriate reserves for loan losses in response to growth in commercial, commercial real estate and multi-family loans. The provision totaled $820,000 in 2006 compared to $674,000 in 2005. Current year amounts are higher than the prior year due to increased commercial, commercial real estate and multi-family loan growth in 2006. Periods of rapid loan growth will tend to show lower profitability levels than other periods due to the up-front provision recorded when loans are originated. However, management believes that prudent continued expansion of the loan portfolio will enhance the Company’s long-term profitability.
Consistent with all prior periods since the Company began its expansion into business lending, there were no nonperforming commercial loans at December 31, 2006. The ratio of the allowance for loan losses to total loans was 1.13% at December 31, 2006 and 1.19% at December 31, 2005. Nonperforming loans, greater than 97% of which are single-family mortgage loans, totaled $297,000 or 0.16% of total loans at year-end 2006 and declined $503,000 from $800,000 or 0.64% of total loans year-end 2005. Net charge-offs to average loans totaled 0.13% in 2006 and 0.14% in 2005.

Noninterest expense
Core noninterest expense totaled $6,849,000 in 2006, comparable to $6,861,000 in 2005. Management continues to leverage growth with existing resources and there was no increase in noninterest expense to support the 36.4% balance sheet growth achieved in 2006.
Core noninterest expense to average assets improved to 3.20% in 2006 from 4.20% in 2005 and the efficiency ratio improved to 90.20% in 2006 from 117.60% in 2005. The positive movement in these ratios resulted from control of noninterest expense, growth in the balance sheet and increased net interest income. Management anticipates favorable trends in these measures of cost and efficiency going forward as the Company continues to execute its growth strategy.
Balance Sheet Activity
Assets totaled $236.0 million at December 31, 2006, an increase of $63.0 million or 36.4% from $173.0 million at December 31, 2005 due to growth in the loan portfolio, which was funded with proceeds from the stock offering, deposit growth and Federal Home Loan Bank (FHLB) advances.
Net loans totaled $184.7 million at December 31, 2006, an increase of $60.7 million or 48.9% compared to $124.0 million at December 31, 2005. The increase was driven by growth in commercial, commercial real estate and multi-family loans, which totaled $126.4 million at December 31, 2006 and increased $54.0 million or 74.7% compared to $72.4 million at December 31, 2005. Consumer loans totaled $30.3 million at December 31, 2006 and increased $678,000 or 2.3% compared to $29.6 million at December 31, 2005. Mortgage loans totaled $30.1 million at December 31, 2006 and increased $6.5 million or 27.9% compared to $23.6 million at December 31, 2005.
Deposits totaled $167.6 million at December 31, 2006, an increase of $40.0 million or 31.4% compared to $127.6 million at December 31, 2005. The increase in deposits was due to growth of $28.8 million in certificate of deposit accounts, $12.8 million in money market accounts and $3.6 million in noninterest bearing deposits offset by a decline of $2.3 million in interest bearing checking accounts and $2.9 million in traditional savings account balances. Growth in certificate of deposit accounts included $17.4 million in brokered deposits. During the last six months of 2006, we issued $9.7 million in callable brokered certificates of deposit which will assist with asset/liability management should we see a downward shift in the short end of the yield curve and also lock in longer term funding should rates increase. Growth in noninterest bearing deposits reflected increased commercial customer relationships.
FHLB advances totaled $32.5 million at December 31, 2006, an increase of $9.5 million or 41.4% compared to $23.0 million at December 31, 2005. These borrowings were used to fund loan growth.
Shareholders’ equity totaled $29.1 million at December 31, 2006, an increase of $13.0 million or 80.9% compared to $16.1 million at December 31, 2005 as a result of proceeds from the stock offering discussed above less dividends and the net loss for 2006.
Non-GAAP Financial Measures
In addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release contains certain non-GAAP financial measures. Specifically, we have provided financial measures which are based on core performance rather than net income (loss). Ratios and other financial measures with the word “core” in their title were computed using core earnings (loss) rather than net income (loss). Core performance excludes expense, gains and losses that are unusual, not reflective of ongoing operations or not expected to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, trends and financial condition. Core performance should not be considered a substitute for GAAP basis measures and results. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. A reconciliation of GAAP results to the non-GAAP measures of core performance is shown in the consolidated financial highlights.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio and a residential mortgage loan origination office in Akron, Ohio. Additional information about mortgage loans, home equity loans, commercial loans and other services is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Consolidated Statements of Operations	Three months ended			Year ended
($ in thousands, except share data)	December 31,			December 31,
(unaudited)	2006	2005	% change	2006	2005	% change

Total interest income	$3,881	$2,468	57%	$13,654	$8,691	57%
Total interest expense	2,121	1,138	86%	6,889	3,723	85%

Net interest income	1,760	1,330	32%	6,765	4,968	36%

Provision for loan losses	118	272	-57%	820	674	22%

Net interest income after provision for loan losses	1,642	1,058	55%	5,945	4,294	38%

Noninterest income
Service charges on deposit accounts	68	53	28%	232	195	19%
Net gain on sales of loans	87	108	-19%	326	469	-30%
Net loss on sale of securities	—	—	n/m	(5)	—	n/m
Other	57	32	78%	270	202	34%

Noninterest income	212	193	10%	823	866	-5%

Noninterest expense
Salaries and employee benefits	986	883	12%	3,788	3,568	6%
Occupancy and equipment	119	112	6%	471	462	2%
Data processing	139	135	3%	492	495	-1%
Franchise taxes	44	70	-37%	171	233	-27%
Professional fees	74	219	-66%	428	595	-28%
Director fees	34	43	-21%	149	170	-12%
Postage, printing and supplies	36	33	9%	155	161	-4%
Advertising and promotion	28	24	17%	95	138	-31%
Telephone	27	28	-4%	109	122	-11%
Loan expenses	24	7	n/m	101	32	216%
Foreclosed assets, net	5	(4)	n/m	8	18	-56%
Depreciation	140	104	35%	506	415	22%
Amortization of intangibles	—	—	n/m	—	82	n/m
Impairment loss on goodwill and intangibles	—	—	n/m	—	1,966	n/m
Other	79	90	-12%	376	370	2%

Noninterest expense	1,735	1,744	-1%	6,849	8,827	-22%

Income (loss) before income taxes	119	(493)	n/m	(81)	(3,667)	n/m
Income tax expense (benefit)	32	170	n/m	(44)	(377)	n/m

Net income (loss)	$87	$(663)	n/m	$(37)	$(3,290)	n/m

Share Data
Basic earnings (loss) per share	$0.02	$(0.30)		$(0.01)	$(1.49)
Diluted earnings (loss) per share	$0.02	$(0.30)		$(0.01)	$(1.49)
Cash dividends per share	$0.09	$0.09		$0.36	$0.36
Average shares outstanding — basic	4,529,766	2,213,853		4,452,119	2,203,623
Average shares outstanding — diluted	4,529,766	2,213,853		4,452,119	2,203,623

Core Earnings (Loss)
Core earnings (loss)	$87	$(663)		$(37)	$(1,397)
Basic core earnings (loss) per share	$0.02	$(0.30)		$(0.01)	$(0.63)
Diluted core earnings (loss) per share	$0.02	$(0.30)		$(0.01)	$(0.63)

n/m —	not meaningful

Consolidated Statements of Financial Condition
($ in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
(unaudited)	2006	2006	2006	2006	2005

Assets
Cash and cash equivalents	$5,403	$8,775	$4,734	$2,043	$2,972
Securities available for sale	29,326	29,626	30,102	35,192	30,872
Loans held for sale	2,000	2,560	2,150	2,188	2,419
Loans
Mortgages	30,133	26,826	26,661	24,486	23,565
Commercial, commercial real estate and multi-family	126,418	113,654	107,556	90,108	72,381
Consumer	30,253	31,405	35,811	30,490	29,575

Total loans	186,804	171,885	170,028	145,084	125,521
Less allowance for loan losses	(2,109)	(2,032)	(1,988)	(1,730)	(1,495)

Loans, net	184,695	169,853	168,040	143,354	124,026
Federal Home Loan Bank stock	2,813	2,772	2,732	2,656	2,656
Loan servicing rights	201	211	238	234	250
Foreclosed assets, net	—	75	75	60	—
Premises and equipment, net	4,105	3,806	2,875	2,984	2,934
Bank owned life insurance	3,646	3,626	3,594	3,563	3,531
Deferred tax asset	2,044	2,069	2,232	2,133	1,978
Accrued interest receivable and other assets	1,795	1,740	2,248	2,255	1,383

	$236,028	$225,113	$219,020	$196,662	$173,021

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$11,114	$10,842	$10,245	$9,056	$7,509
Interest bearing	156,477	151,713	136,423	127,368	120,079

Total deposits	167,591	162,555	146,668	136,424	127,588
Federal Home Loan Bank advances	32,520	26,270	36,449	23,795	22,995
Advances by borrowers for taxes and insurance	137	94	112	63	113
Accrued interest payable and other liabilities	1,540	1,717	1,280	1,282	1,089
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	206,943	195,791	189,664	166,719	156,940

Shareholders’ equity	29,085	29,322	29,356	29,943	16,081

	$236,028	$225,113	$219,020	$196,662	$173,021

Consolidated Financial Highlights	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(unaudited)	2006	2006	2006	2006	2005	2006	2005

Earnings (GAAP)
Net interest income	$1,760	$1,759	$1,717	$1,529	$1,330	$6,765	$4,968
Provision for loan losses	$118	$120	$292	$290	$272	$820	$674
Noninterest income	$212	$214	$217	$180	$193	$823	$866
Noninterest expense	$1,735	$1,725	$1,620	$1,769	$1,744	$6,849	$8,827
Net income (loss)	$87	$94	$6	$(224)	$(663)	$(37)	$(3,290)
Basic earnings (loss) per share	$0.02	$0.02	$0.00	$(0.05)	$(0.30)	$(0.01)	$(1.49)
Diluted earnings (loss) per share	$0.02	$0.02	$0.00	$(0.05)	$(0.30)	$(0.01)	$(1.49)

Performance Ratios (annualized) (GAAP)
Return on average assets	0.15%	0.17%	0.01%	(0.48%)	(1.56%)	(0.02%)	(2.02%)
Return on average equity	1.19%	1.28%	0.08%	(2.94%)	(15.95%)	(0.12%)	(17.71%)
Average yield on interest-earning assets	7.07%	7.18%	6.82%	6.44%	6.35%	6.84%	5.87%
Average rate paid on interest-bearing liabilities	4.44%	4.22%	3.78%	3.41%	3.16%	4.00%	2.75%
Average interest rate spread	2.63%	2.96%	3.04%	3.03%	3.19%	2.84%	3.12%
Net interest margin, fully taxable equivalent	3.20%	3.45%	3.50%	3.56%	3.39%	3.39%	3.35%
Efficiency ratio	87.98%	87.43%	83.55%	103.51%	114.51%	90.20%	151.30%
Noninterest expense to average assets	2.99%	3.11%	3.03%	3.80%	4.09%	3.20%	5.43%

Reconciliation of Net Income (Loss) to Core Earnings (Loss)
GAAP net income (loss)	$87	$94	$6	$(224)	$(663)	$(37)	$(3,290)
Impairment loss on goodwill and intangibles	—	—	—	—	—	—	1,893

Core earnings (loss)	$87	$94	$6	$(224)	$(663)	$(37)	$(1,397)
Basic core earnings (loss) per share	$0.02	$0.02	$0.00	$(0.05)	$(0.30)	$(0.01)	$(0.63)
Diluted core earnings (loss) per share	$0.02	$0.02	$0.00	$(0.05)	$(0.30)	$(0.01)	$(0.63)

Core Performance Ratios (annualized)
Core return on average assets	0.15%	0.17%	0.01%	(0.48%)	(1.56%)	(0.02%)	(0.86%)
Core return on average equity	1.19%	1.28%	0.08%	(2.94%)	(15.95%)	(0.12%)	(7.27%)
Core efficiency ratio	87.98%	87.43%	83.76%	103.51%	114.51%	90.20%	117.60%
Core noninterest expense to average assets	2.99%	3.11%	3.03%	3.80%	4.09%	3.20%	4.20%

Consolidated Financial
Highlights (continued)	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(unaudited)	2006	2006	2006	2006	2005	2006	2005

Capital
Equity to total assets at end of period	12.32%	13.03%	13.40%	15.23%	9.29%	12.32%	9.29%
Tangible equity to tangible assets	12.32%	13.03%	13.40%	15.23%	9.29%	12.32%	9.29%
Book value per share	$6.40	$6.45	$6.46	$6.59	$7.17	$6.40	$7.17
Tangible book value per share	$6.40	$6.45	$6.46	$6.59	$7.17	$6.40	$7.17
Period-end market value per share	$7.36	$8.09	$8.05	$7.32	$7.66	$7.36	$7.66
Dividends declared per common share	$0.09	$0.09	$0.09	$0.09	$0.09	$0.36	$0.36
Period-end common shares outstanding	4,543,662	4,543,662	4,543,662	4,543,662	2,243,662	4,543,662	2,243,662
Average basic shares outstanding	4,529,766	4,527,194	4,524,051	4,223,273	2,213,853	4,452,119	2,203,623
Average diluted shares outstanding	4,529,766	4,527,194	4,524,051	4,223,273	2,213,853	4,452,119	2,203,623

Asset Quality
Nonperforming loans	$297	$332	$335	$745	$800	$297	$800
Nonperforming loans to total loans	0.16%	0.19%	0.20%	0.51%	0.64%	0.16%	0.64%
Nonperforming assets to total assets	0.13%	0.18%	0.19%	0.41%	0.46%	0.13%	0.46%
Allowance for loan losses to total loans	1.13%	1.18%	1.17%	1.19%	1.19%	1.13%	1.19%
Allowance for loan losses to nonperforming loans	710.10%	612.05%	593.43%	232.21%	186.88%	710.10%	186.88%
Net charge-offs	$41	$76	$34	$55	$3	$206	$158
Annualized net charge-offs to average loans	0.09%	0.18%	0.08%	0.16%	0.01%	0.13%	0.14%

Average Balances
Loans	$180,417	$169,752	$160,840	$134,813	$120,445	$161,453	$114,157
Assets	$232,097	$221,946	$214,021	$186,288	$170,427	$213,761	$162,552
Shareholders’ equity	$29,275	$29,456	$29,637	$30,441	$16,631	$29,702	$18,573